Exhibit (23)-1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Superior Bancorp of our reports dated March 16, 2007 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Superior Bancorp for the year ended December 31, 2006.
We also consent to the reference to our firm under the caption “Experts” in the Registration Statement (No. 333-142533) on Form S-4 and related prospectus.
/s/ Carr, Riggs & Ingram, LLC

Carr, Riggs & Ingram, LLC
Dothan, Alabama
September 7, 2007